FIRST AMENDMENT TO OPERATING EXPENSE LIMITATION AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

STONEBRIDGE CAPITAL ADVISORS, LLC

THIS FIRST AMENDMENT TO THE OPERATING EXPENSE LIMITATION AGREEMENT (the “First Amendment”) is made and entered into as of August 29, 2017, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Stonebridge Capital Advisors, LLC, a Delaware Limited Company (the "Adviser") located at 2550 University Avenue West, Suite 180 South, St. Paul, MN 55114.

RECITALS:

WHEREAS, the parties previously entered into that certain Operating Expense Limitation Agreement between Northern Lights Fund Trust III and the Adviser dated as of May 30, 2013 (the “Agreement”);

WHEREAS, the Adviser has subsequently agreed to lower the annual operating expense limitation fee as a percentage of net assets of the The Covered Bridge Fund;

NOW, THEREFORE, the parties hereto agree as follows:

Appendix A of the Agreement is hereby replaced with the following:

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
The Covered Bridge Fund
Class A	1.65%
Class I	1.40%

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ Richard Malinowski

Name: Richard Malinowski

Title: President

Stonebridge Capital Advisors, LLC

By: /s/ John Schonberg

Name: John Schonberg

Title: Portfolio Manager and Principal